Exhibit 99.1

VSee Health Announces Partnership with Tele911 to Create First Virtual Emergency Department

Combining Telehealth Innovation with Emergency Care Solutions to Address ER Overcrowding and EMS Staffing Challenges

SAN JOSE, Calif.-- December 16, 2024 --VSee Health (Nasdaq: VSEE), a leader in digital healthcare transformation, announces its partnership with Tele911, the nation’s foremost ER diversion solution provider. This collaboration will harness the power of VSee Health’s versatile telehealth building blocks platform to expand Tele911’s impact in tackling two of the most critical challenges in emergency medical services (EMS): emergency room overcrowding and the ongoing 911 and EMS staffing crisis.

Tele911’s innovative solution diverts low acuity 911 calls from costly and resource-draining emergency room visits through on-demand telemedicine consultations with board-certified emergency physicians. This approach not only frees up emergency resources but also alleviates the strain on overburdened EMS teams. In locations where Tele911 operates, the model has served over 7 million lives across 17 locations in four states, saving $28.8 million in healthcare costs from less than 10,000 consultations.

“This partnership is a game-changer for the EMS industry,” said Dr. Milton Chen, Co-CEO of VSee Health. “By combining Tele911’s innovative care model with our robust telehealth platform, we are providing a scalable secure solution that allows Tele911 to deliver care on average in just 40 seconds, ensuring a robust 911 system for our nation. Together, we can ensure that emergency care is available when and where it’s truly needed.”

VSee Health’s secure, dynamic telehealth building block infrastructure gives Tele911 the flexibility to quickly pivot with the needs of its clients whether that means adjusting key workflows, scaling services, adding new locations, integrating with payers and 911 systems, or enhancing patient follow-ups. It empowers Tele911 to extend its reach, targeting over 10 million lives by the end of 2025.

Dr. Ramon Lizardo, MD, CEO of Tele911, emphasized the importance of the collaboration: “Our national 911 system serves as the default primary care for millions of patients. This puts EMS agencies under unprecedented pressure, with staffing shortages compounding the demands of emergency response. Our partnership with VSee Health allows us to focus on providing care when and where it’s most needed without worrying about the technology. Together, we’re redefining emergency care for millions of patients.”

By utilizing VSee Health’s HIPAA-compliant technology, Tele911 is positioned to onboard over 300 new fire and EMS agencies in its growing pipeline. This will reinforce both organizations’ commitment to delivering efficient, patient-centered solutions while addressing the systemic challenges in emergency healthcare.

About VSee Health

VSee Health’s AI telehealth platform is the fastest way for enterprises to go from ideation to market go-live. Field-hardened on over 1.5M HIPAA-compliant video encounters every month, its customizable building blocks meet stringent government security standards, and are ready to scale. VSee Health has traveled for field deployments to over 50 countries such as Iraq, Syria, Marshall Islands and El Salvador. Its clients include NASA Space Station, US Department of Health and Human Services, McKesson, Magellan, DaVita, GE, countless startups, and the entire country of Qatar.

VSee Health also provides tailored solutions for critical shortage areas such as critical care and teleradiology. It is committed to empowering high quality healthcare access and reducing physician burnout and workforce shortages through its telehealth technology. Visit vseehealth.com.

About Tele911

Tele911 Inc. is a healthcare technology company delivering telemedicine and patient navigation solutions tailored to the emergency medical services sector. The company was founded by leaders in emergency medicine and EMS, whose mission is to improve patients’ lives and expand access to care, while reducing unnecessary healthcare costs and strain on providers. Tele911’s telehealth platform provides integrated, intuitive, user-friendly clinical workflows. This enables more effective, efficient patient triage, care delivery, reporting and follow up to meet the needs of fire departments, EMS agencies, health systems, and local and national payer and risk-bearing organizations. For more information, visit tele911.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s listing rules within the required timeframe. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts

Media Contact:

VSee Health

Anne Chang

(626) 513-1824

media@vsee.com

Tele911

Josue Perez-Davalos

Chief of Staff

(831) 566-7996

josue@tele911.com

Investor Contact:

Dave Gentry

RedChip Companies

1-407-644-4256

VSEE@redchip.com